EXHIBIT 99.1

2621 West 15th Place
Chicago, IL 60608
For additional information:

Terence R. Rogers VP Finance and Treasurer 773.788.3720

CORRECTION

September 30, 2005

RYERSON TULL, INC. SETS ANNUAL MEETING DATE

The Board of Directors of Ryerson Tull, Inc. (NYSE: RT) has set Tuesday, May 9, 2006 as the date for its annual meeting of stockholders. The meeting will be at 9:00 a.m. Central Time, at LeMeridien, 521 North Rush Street, in, Chicago, Illinois. The record date has not yet been established and will be determined by the Board of Directors at a later date.

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Ryerson Tull, Inc. is North America’s leading distributor and processor of metals, with first half 2005 revenues of $3.1 billion. The company services customers through a network of service centers across the United States and in Canada, Mexico, and India.